EMPLOYMENT AGREEMENT
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     THIS AGREEMENT is made this 28th day of June, 2001, by and between PINNACLE
FOODS, INC., a Pennsylvania corporation (hereinafter called "Company"), and DENNIS BLAND, an individual (hereinafter called "Employee").



                              W I T N E S S E T H:

     Company wishes to employ Employee and Employee wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

     1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

     2. Office and Duties.

          (a) Employee shall serve Company generally as Senior Executive Vice President and Chief Operating Officer and shall have such authority and such responsibilities as Company reasonably may determine from time to time. Employee shall perform any other duties reasonably required by Company and, if requested by Company, shall serve as a director of Company without additional compensation.

          (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Company.

     3. Term. This Agreement shall be for a term of five (5) years, commencing on July 16, 2001, and ending on July 15, 2006, unless sooner terminated as hereinafter provided. The twelve month period commencing on July 16, 2001 and ending on July 15, 2002 is referred to as the First Employment Year, the next twelve month period is referred to as the Second Employment Year, and so on from year to year. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least sixty (60) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term.

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     4. Compensation.

          (a) For all of the services rendered and to be rendered by Employee to Company during the First Employment Year, Employee shall receive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000), payable in reasonable periodic installments in accordance with Company's regular payroll practices in effect from time to time. For each Employment Year thereafter, Employee's salary shall be the product of the CPI Factor (as defined below) for such Employment Year multiplied by One Hundred Fifty Thousand Dollars ($150,000). The "CPI Factor" with respect to an Employment Year means a fraction, the numerator of which is the Consumer Price Index for all Urban Consumers - U.S. City Average All Items ("CPI-U") as published by the Bureau of Labor Statistics of the U.S. Department of Labor (1982-84=100) for the month of August in such Employment Year, and the denominator of which is the CPI-U for the month of August, 2001. In the event of a change in the base index year, change in groups or components, or other change in the index measurement procedure, or if the Department of Labor discontinues publication of the Consumer Price Index, then Company and Executive shall in good faith make an appropriate adjustment or shall select an equivalent consumer price index from a source recognized generally as a reliable source for such statistical information.

          (b) In addition to Employee's base salary, Company from time to time may pay Employee such bonuses or other additional compensation as Company may determine, but there is no agreement regarding any such additional payments, the existence and amounts of which shall be within Company's sole discretion.

     5. Automobile and Expenses.

          (a) Throughout the term of this Agreement, Company will furnish Employee with a late model Toyota Camry or a similar automobile and will reimburse Employee for the reasonable expenses incurred in connection with its operation.

          (b) Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of vouchers therefor and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

     6. Benefits.

          (a) The Company shall reimburse Employee for the cost of purchasing health insurance through COBRA offered by his former employer during any waiting period or period of ineligibility in which he is not covered by the Company's health insurance plan.

          (b) The Company shall, during the term of this Agreement, pay the annual premiums for a term life insurance policy which insures the life of Employee in the face amount of One Million Dollars ($1,000,000) and on which Employee may name the beneficiary. Employee shall cooperate with Company and each prospective insurer in obtaining such policy and any other life insurance policy which insures the life of Employee which Company may choose to purchase

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for Company's own benefit from time to time, including without limitation, the scheduling of and attendance at a medical examination, if requested to do so.

          (c) The Company shall issue to Employee options to purchase Two Hundred Fifty Thousand (250,000) shares of Company common stock at an exercise price per share of One Dollar ($1.00). Such options shall be evidenced by a separate stock option agreement to be dated July 16, 2001 and otherwise in compliance with the Company's 2001 Stock Option Plan (the "Stock Option Agreement"). Such options shall vest in equal installments at the end of each of the first four Employment Years if Employee is still employed by Company hereunder at each such date.

          (d) Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident or disability insurance plans or programs made available to other similarly situated employees of Company.

          (e) Employee shall be entitled to four (4) weeks paid vacation during each Employment Year during the term of this Agreement. Company shall not pay in cash for any unused vacation time.

     7. Disability.

          (a) If Employee becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, Company will continue the payment of Employee's base salary at its then current rate for a period of thirteen (13) weeks following the date Employee is first unable to perform his duties due to such disability or incapacity. Thereafter, Company shall have no obligation for base salary or other compensation payments to Employee during the continuance of such disability or incapacity.

          (b) If Employee is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of twenty-six (26) consecutive weeks or for a cumulative period of twenty-six (26) weeks during any twelve-month period, Company shall have the right to terminate this Agreement thereafter, in which event Company shall have no further obligations or liabilities hereunder after the date of such termination.

          (c) Nothing contained in this Paragraph 7 shall be or be deemed to be a waiver by Employee of any rights or remedies under the Americans with Disabilities Act.

     8. Death. If Employee dies, all payments hereunder shall cease at the end of the month in which Employee's death shall occur and Company shall have no further obligations or liabilities hereunder to Employee's estate or legal representative or otherwise, except for obligations to issue shares upon proper the exercise of vested stock options (if any) held by Employee at the time of his death in accordance with the terms of the Stock Option Agreement.

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

     9. Termination of Company's Business. If Company shall discontinue the business operation in which Employee is employed in its entirety, Company may terminate Employee's employment on four (4) weeks' prior notice, and in such event Company shall have no further obligations or liabilities hereunder and Employee shall be released from the restrictions contained in subparagraphs 12(a) and 12(b) hereof.

     10. Discharge for Cause. Company may discharge Employee at any time for criminal conduct (other than minor traffic violations), whether or not related to Employee's employment, or for incompetence, being under the influence of alcohol or a controlled substance, drug addiction, using alcohol or a controlled substance while at work, gross negligence, any violation of any express direction or any reasonable rule or regulation established by Company from time to time regarding the conduct of its business, or any violation by Employee of the terms and conditions of this Agreement, in which event Company shall have no further obligations or liabilities hereunder after the date of such discharge. For purposes of determining whether Employee is under the influence of alcohol or a controlled substance, the Company may conduct, and Employee hereby agrees to, random drug and alcohol tests and screenings.

     11. Company Property. All advertising, sales, and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, modified atmosphere gas mixtures, samples, budgets, business plans, strategic plans, financing applications, reports, memoranda, correspondence, financial statements, and any other materials or data of any kind furnished to Employee by Company or developed by Employee on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of Company; if Company requests the return of any such materials at any time during or at or after the termination of Employee's employment, Employee shall immediately deliver the same to Company.

     12. Noncompetition, Trade Secrets, Etc.

          (a) During the term of this Agreement and for a period of one (1) year after the termination of his employment with Company for any reason whatsoever, Employee shall not directly or indirectly induce or attempt to influence any employee of Company to terminate his or her employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating east of the Mississippi River in the United States of America, the primary business of which is case-ready meat processing, packaging, or distribution, or any other business being definitely planned by Company at the time of the end of Employee's employment. However, nothing contained in this Paragraph 12 shall prevent Employee from (i) working for a food wholesaler or food retailer or (ii) holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or on the NASDAQ System.

          (b) During the term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Paragraph 11 above or any information regarding the business methods, business

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policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients, any data on or relating to past, present or prospective customers or clients, or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Employee or learned or acquired by Employee while in the employ of Company.

          (c) Any and all reports, plans, budgets, writings, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such reports, plans, budgets, writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

          (d) Employee acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b) and (c), in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

          (e) If the period of time or the area specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in such subparagraph (a), the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company.

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

     13. Prior Agreements. Employee represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound and (c) that he is free and able to execute this Agreement and to enter into employment by Company.

     14. Miscellaneous.

          (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of any jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such FedEx or by other messenger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

               (i)  If to Company:

                    980 Glasgow Street
                    Pottstown, PA  19464
                    Attention:  President

                    with a copy, given in the manner prescribed above, to:

                    Steven B. King, Esquire
                    Ballard Spahr Andrews & Ingersoll, LLP
                    1735 Market Street, 51st Floor
                    Philadelphia, P 19103-7599

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

               (ii) If to Employee:

                    26 Wendover Road
                    East Windsor, NJ 08520


In addition, notice by mail shall be sent by a recognized international courier (such as Fed Ex) if posted outside of the continental United States. Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subparagraph for the giving of notice.

          (d) Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

          (e) Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original as against either party whose signature appears thereon, and both of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both of the parties reflected hereon as the signatories.

          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          (h) Paragraph Headings. The Paragraph and subparagraph headings in this Agreement have been inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

          (i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

          (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and Holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or Holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or Holiday. For

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purposes of this Agreement, the term "Holiday" shall mean a day, other than a
Saturday or Sunday, on which national banks with branches in the Commonwealth of Pennsylvania are or may elect to be closed.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

Attest:                                     PINNACLE FOODS, INC.


_______________________________             BY:____________________________
Thomas McGreal, Secretary                            Michael D. Queen, President

Witness:


_______________________________                   ______________________(SEAL)
                                                     Dennis Bland


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